UNITED STATES

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BIOMEA FUSION, INC.

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DEAR SHAREHOLDERS, FRIENDS AND COLLEAGUES, We founded Biomea Fusion in August of 2017 to (simply) explore a relatively unknown target called “menin”. At that time, there were no menin inhibitors in clinical development, let alone validating clinical data to support the importance of inhibiting menin to treat a deadly disease like cancer. Menin is not your typical target for cancer drug discovery and development, it’s not a mutated kinase that fosters aggressive signaling but rather a scaffold protein, which has been hijacked in its native form by oncogenic cofactors. We knew that the literature, and hence current research efforts, hadn’t quite captured the full picture of menin and its involvement across the cancer landscape. And how could they, with only a handful of small molecule scaffolds made by fellow researchers. At Biomea Fusion, we took a very logical and pragmatic approach to disrupting menin. We first observed current menin development efforts, which were centered around the purpose to create a physical wedge between menin and one of its co-factors, MLL, which is mutated through gene alterations called translocations in blood cancer patients, particularly in a subgroup of AML and ALL patients. But what about the rest of the ALL and AML patient population, as well as patients with other blood and solid cancers? What if we could not only disrupt menin-MLL, but also disrupt the interaction of menin with other co-factors which make up separate and distinct protein complexes - each complex potentially playing a major role in the development of menin dependent tumors? Perhaps by targeting menin more broadly, we could disrupt cancer at its core, and permanently alter its course. We then discovered that menin could more effectively and more efficiently be controlled via a covalent, bond forming, connection. Our internally designed covalent small molecules were, as predicted, enabling broader utility in several tumor types. The path became clear for Biomea, one pill at a time. Biomea was created with a vision to build a next generation biotech company that leverages the knowledge of prior successes. Our mission, “we aim to cure”, is driven by our innovative spirit to explore the potential of very selective chemistry to provide safer and more effective medicines to cancer patients. Let me report now on where we stand today, after almost a year of being a public company and only 4 1/2 years after founding the company. 2021 was a foundational year for the company. We had just closed our Series A, raising $56M, and transitioned to a corporation from an LLC. Our Initial Investigational New Drug enabling studies were being executed throughout the first quarter of the year, while at the same time preparing our S-1 to support our initial public offering. Through the support of an esteemed group of investors and investment bankers led by JP Morgan, Jefferies, and Piper Sandler, we were able to raise gross proceeds of $167M at a market capitalization of $490M. We began the year with TEAM FUSION comprising of 12 employees, growing to 52 biotech professionals by the end of the fourth quarter of 2021. We spent the summer months writing the company’s first IND application, a 5,700-page document that supported advancement of our first covalent menin inhibitor, BMF-219, into clinical development. BMF-219 is a third-generation inhibitor of menin, that displays remarkable tumor cell killing capacity at clinically relevant concentrations. The FDA cleared our IND application at the end of September and a few months later, we activated our first site, at the prominent Cancer Center in Houston, Texas – MD Anderson. And finally in January of this year, we enrolled our first patient in our Phase 1 Study – COVALENT 101. From company inception with paper drawings to dosing our first patient, took our team approximately four and half years. Our team is now focused on continuing to add clinical sites to support our Phase 1 study, scaling up manufacturing to service our patient demands and conducting key translational studies to support additional indications with BMF-219. We have also accelerated our development of BMF-219 into Type 2 Diabetes. You may wonder why diabetes? Menin is a gatekeeper for beta cell growth, which are the cells in the pancreas that are responsible for insulin production. The human body leverages menin to control the growth of beta cells, as these cells have a very long life, on the order of years. However, for people with Type 2 Diabetes, their beta cells have become exhausted over time and their pool of healthy functional beta cells continuously declines, preventing them from properly metabolizing glucose. We believe short-term menin inhibition can help reestablish a healthy pool of normal beta cells, giving these patients back the ability to produce sufficient insulin. This is a novel and first-in-class approach to treating Type 2 Diabetes. Stay tuned as we announce fundamental preclinical progress with our Type 2 Diabetes program at the annual meeting of the American Diabetes Association in June of this year. Looking ahead in 2022, we plan to expand our Phase 1 to include patients with relapsed/refractory blood cancers (DLBCL and MM) as well as announcing the IND development candidate for our second program. We will also be presenting at several medical conferences this year highlighting the potential of BMF-219 in several other indications, including solid tumors. In the later part of the year, we expect to file an IND for the use of BMF-219 in diabetes patients as well as in patients with KRAS mutated solid tumors. Lots of exciting developments coming up. Biomea Fusion, and hence TEAM FUSION, is comprised of a *group of highly skilled, adaptable, and dedicated problem solvers that are hungry for the next challenge, next target, the next pinnacle (think of Everest, Denali, etc.). (*group of Brilliant, Innovative and Optimistic Masters who Enlighten those around them to Adapt to the challenge ahead.) I couldn’t be more proud of TEAM FUSION (!) with their tireless effort, coupled with sheer speed, to enable the company to execute at such a high level. We believe with continued execution we will reach our goal, our long game, as “we aim to cure.” I am glad you are joining us on this very exciting journey. BEST REGARDS, - Thomas Butler, CEO and Chairman of the Board of Biomea Fusion, Inc.

WE AIM TO CURE

- Thomas Butler, CEO & Chairman

CORPORATE INFORMATION

Executive Management

Thomas Butler
Chief Executive Officer

Ramses Erdtmann
President and Chief Operating Officer

Heow Tan
Chief Technical and Quality Officer

Naomi Cretcher
Chief People Officer

Franco Valle
Chief Financial Officer

Steve Morris, M.D.
Chief Medical Officer

Board of Directors

Thomas Butler
Chairman

Eric Aguiar, M.D.
Lead Director

Ramses Erdtmann
Director

Bihua Chen
Director

Michael J.M. Hitchcock, Ph.D.
Director

Sotirios Stergiopoulos, M.D.
Director

Sumita Ray, J.D.
Director

Corporate Headquarters

900 Middlefield Road, 4th Floor
Redwood City, CA, 94063

Investor Relations Contact

Van Sandwick
vsandwick@biomeafusion.com

Corporate Counsel

Goodwin Procter LLP
San Francisco, CA

Transfer Agent

American Stock Transfer
& Trust Company, LLC
Brooklyn, New York
(800) 937-5449

Independent Registered Public Accounting Firm

Deloitte & Touche LLP
San Francisco, CA

The letter to shareholders along with the Form 10-K in this Annual Report contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the clinical and therapeutic potential of BMF-219 and other product candidates that we may identify and advance, progress and expected timing of Biomea Fusion's research and development programs and clinical trials and plans regarding future IND submissions, clinical trials and development activities, including additional indications that we may pursue. Factors that may cause actual results to differ materially include the risk that compounds that appear promising in early research or clinical trials do not demonstrate safety and/or efficacy in later preclinical studies or clinical trials, the risk that Biomea Fusion may not obtain approval to market its product candidates, uncertainties associated with performing clinical trials, regulatory filings and applications, risks associated with reliance on third parties to successfully conduct clinical trials, the risks associated with reliance on outside financing to meet capital requirements, and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "promise," "potential," "expects," "plans," "anticipated," "intends," "continues," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the company faces, please refer to the company's periodic and other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Biomea Fusion assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

OUR MISSION IS TO REVOLUTIONIZE MEDICINE BY CREATING THER APIES THAT CURE PATIENTS OF THEIR DISEASE We leverage our drug design and operational expertise to create novel covalent small molecules to treat serious and life-threatening diseases. All our molecules are invented and created in-house. They are_highly selective, targeted medicines, that address key mechanisms of our patient’s disease progression. We have built an R&D engine that has so far produced three novel, covalent inhibitor programs that are currently in preclinical and clinical development. Our team is engaged in all phases of drug discovery and development, including target selection, small molecule design, and preclinical and clinical studies to develop our innovative medicines. Corporate Headquarters 900 Middlefield Road, 4th Floor Redwood City, CA, 94063